Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 033-47073) of The Scotts Miracle-Gro Company of our report dated June 1, 2007 relating to the financial statements and supplemental schedule of The Scotts Company LLC Retirement Savings Plan as of and for the years ended December 31, 2006 and 2005, which appears in this Form 11-K.
\s\ Meaden & Moore, Ltd
Cleveland, Ohio
June 25, 2007